 Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-238200) and Form S-8 (Nos. 333-225168 and 333-209791) of Dentsply Sirona Inc. of our report dated March 1, 2022, except for the effects of the restatement discussed in Note 1 to the consolidated financial statements and the matter discussed in the fourth paragraph of Management's Report on Internal Control Over Financial Reporting, as to which the date is November 7, 2022 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/PricewaterhouseCoopers LLP
Charlotte, North Carolina
November 7, 2022